Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders.

Minerva Gold Inc.

We consent to the inclusion in this Amended Registration Statement of Minerva Gold Inc. on Form S-1- Amendment No.1, of our report dated April 09, 2021, which includes an explanatory paragraph as to the ability of Minerva Gold Inc. to continue as a going concern, with respect to our audit of the financial statements of Minerva Gold Inc. as of February 28, 2021, which report appears in the Prospectus, which is part of this Amended Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: August 06, 2021